CONFIDENTIAL

PRIVILEGED AND CONFIDENTIAL

LETTER OF INTENT
APRIL 24, 2006
DEAR CHIEF EXECUTIVE OFFICER

We are pleased to submit this letter of intent (this "Letter of Intent") reflecting the proposal of ZHEJIANG FIBERSENSE COMMUNICATION TECHNOLOGY COMPANY LIMITED ("MGER") to enter into a definitive agreement (the "Share Exchange Agreement"), with the shareholders of PERFISANS HOLDINGS ("MGEE"), pursuant to which MGEE will acquire from the MGER Shareholders 100% of the issued and outstanding share capital of MGER (the "Capital") in exchange for the issuance of MGEE shares (the "Common Shares") necessary to represent approximately TBD% of the issued outstanding stock of MGEE on a fully diluted basis immediately following the closing (as defined below) of the transaction contemplated.

The Share Exchange Agreement will encompass the following terms:

1. EXCHANGE OF SHARES; ESCROW. The MGER Shareholders will deliver to MGEE 100% of the Capital of MGER in exchange for TBD% of the issued and outstanding shares of MGEE, calculated on a fully diluted basis and after giving effect to the share exchange.

2. TERMS OF SHARE EXCHANGE AGREEMENT. The parties shall negotiate in good faith to reach agreement on a reasonably acceptable Share Exchange
     Agreement, to be drafted by counsel for MGER, containing customary covenants, representations, warranties, indemnities, non-compete, non-solicitation, anti-dilution and other provisions, it being understood however that any shares of MGEE Common Stock issued between the date hereof and the closing to directors and officers of MGEE will have an unlimited indemnity from the issues thereof. The Share Exchange Agreement will provide that (a) immediately following the Closing (as defined below), the name of MGEE will be changed to reflect the nature and character of the business of MGER, (b) as soon as practical following the Closing, MGER will seek to list its securities on either the AMEX or NASDAQ exchange.

3. CONDITIONS TO CLOSING. The closing of the Share Exchange Agreement (the "Closing")

     (a)  MGEE will have maintained its listing status.

     (b) MGER shall represent within the Share Exchange Agreement that the un-audited financial statements of PLGL for March 31, 2006 have been prepared.

     (c)  MGEE  insider  shareholders  shall have  executed  a  mutually  agreed
          leak-out   agreement   with   respect   to  sales  of  common   shares
          post-Closing.

4. EXPENSES. Each party will pay its own all fees of its legal counsel associated with the Exchange, including the drafting, preparation and negotiation of the Share Exchange Agreement and all other necessary documentation.

5. ACCESS. Each party shall provide to the other party access to its books, records, financial statements and other information as may reasonably be necessary for the other party to complete its due diligence.

6. NO-SHOP. MGER contemplates the expenditure of substantial time and money in connection with the preparation and negotiation of the Share Exchange Agreement and the due diligence required thereby. Accordingly, upon execution of this Letter of Intent and for a period of 60 days from the date hereof (the "No-Shop Period"), neither party, directly or indirectly, through any representative or otherwise will solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider the proposal of any other person relating to the acquisition of the stock of either party or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination without the written consent of the other party. The parties further represent and warrant that there are no existing letters of intent, or other agreements to which either MGER or MGEE are bound with respect to the sale of the Company, the stock of the Company or substantially all of its assets or that conflict with any of the foregoing transactions.

                                                                    CONFIDENTIAL


7. GOVERNING LAW. This Letter of Intent shall be interpreted, construed and enforced in accordance with the laws of New York, without giving effect to its rule or principles governing conflicts of laws that would compel the application of the substantive law of any other jurisdiction.

8. BINDING CONSENT. While it is understood that this Letter of Intent, with the exception of the Section 6, does not constitute a binding agreement between the parties, it does set forth the understanding in principle and the present intention of the parties to enter into a definitive agreement providing for the above understandings upon the terms and conditions mutually acceptable to the parties.

9.   TERMINATION. This Letter of Intent may be terminated:

     (a)  By mutual written consent of the parties;

     (b)  Upon execution by the parties of the Share Exchange Agreement;

     (c) Upon written notice by any party that the due diligence is not satisfactory; or

     (d) Upon written notice by any party to the other party if the Share Exchange Agreement has not been executed prior to the expiration of the No-Shop Period; provided, however, that the termination of the binding provisions shall not affect the liability of any party of breach of any of the binding provisions prior to the termination. Upon termination, the parties shall have no further obligations hereunder.

If the above meets with your approval in principle, please so indicate by returning to us one fully executed copy of this Letter of Intent. The Letter of Intent shall be null and void if it is not executed and received by the parties on or before APRIL 28, 2006, at 8:00 p.m. Pacific Time.




                                 Very truly yours,


                                 ZHEJIANG FIBERSENSE COMMUNICATION TECHNOLOGY
                                 COMPANY LIMITED (MGER)



                                 By:    /s/ Joe Lin
                                    ----------------------------------
                                 Name:  Joe Lin
                                 Title: Chairman, F&P Holdings


Accepted and Agreed:             PERFISANS HOLDINGS INC. (MGEE)


                                 By:    /s/ To Hon Bam
                                    ----------------------------------
                                 Name:  To Hon Bam
                                 Title: CEO


                                                                               2